The UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 17, 2012

Giga-tronics Incorporated
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	0-12719 (Commission File No.)	94-2656341 (IRS Employer Identification Number)

4650 Norris Canyon Road, San Ramon, CA		94583
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (925) 328-4650

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

As previously announced, on January 24, 2012, management, the Audit Committee and the Board of Directors of the Company determined to re-establish a full deferred tax asset valuation allowance of approximately $13.8 million as of December 31, 2011.  The prior allowance had been reversed in June 2010.  In light of the re-establishment of the allowance, the management, Board of Directors and Audit Committee re-evaluated the Company’s recent financial statements and, on May 17, 2012, determined that the financial statements:

•	in reports on Form 10-Q for the fiscal quarters ended June 26, 2010, September 25, 2010 and December 25, 2010,
•	in the report for fiscal year ended March 26, 2011, and
•	in reports on Form 10-Q for the fiscal quarters ended June 25, 2011, September 24, 2011, and December 31, 2011

should no longer be relied upon because the Company has determined to restate such financial statements to provide for reinstatement of a full valuation allowance against the deferred tax asset during the periods covered.

The restatements will reflect non-cash adjustments and will have no effect on previously reported operating income results or current financial statements, other than comparisons with prior periods being restated.

Restoration of a full valuation allowance for the affected periods does not affect the Company’s most recent balance sheet but will result in changes in the Company’s reported net income (loss) and shareholders’ equity in prior periods.  Estimates of the changes are as follows:

•
For the year ended March 26, 2011, income of $816,000 instead of  previously reported income of $14,072,000, and total shareholders’ equity at quarter end of $10,265,000 instead of the previously reported amount of $23,521,000;

•
For the quarter ended June 25, 2011, a loss of $674,000 instead ofpreviously reported loss of $467,000, and shareholders’ equity at quarter end of $9,649,000 instead of the previously reported amount of $23,112,000;

•
For the quarter ended September 24, 2011, a loss of $665,000 instead of the previously reported loss of $287,000, and shareholders’ equity of $9,084,000 instead of the previously reported amount of $22,925,000;

•	For the quarter ended December 31, 2011, a loss of $2,613,000 instead of the previously reported loss of $16,454,000 (no material change in reported shareholders’ equity).

These results will be reflected in amendments to Form 10-K/A for the fiscal year ended March 26, 2011, and to reports on Form 10-Q/A for the fiscal quarters ended June 25, 2011, September 24, 2011, and December 31, 2011.  These amendments will be filed on a subsequent date with the Securities and Exchange Commission. The corrections reflected by the restatement do not affect the Company’s operating income (loss) or cash flows for those periods.

In light of the Company’s change in strategy (which is to reemphasize research and development of new product lines), operating results and prospects, management, together with the Board of Directors and the Audit Committee, concluded that the support for reversing the valuation allowance in June 2010 was not adequate.  Accordingly, they reevaluated the Company’s internal control over financial reporting and concluded that such control was not effective with respect to this determination.  The principal basis for this conclusion was that the projections of future taxable income against which the deferred tax asset might be utilized extended for a longer period than was reasonably justified.

Management, together with the Board of Directors and the Audit Committee, determined that management’s reporting regarding the effectiveness of the internal control over financial reporting contained in the Annual Report should not be relied upon.  As a result of this determination, the amendment to the Annual Report will also reflect a change in management’s assessment of the disclosure controls and procedures as of March 26, 2011 and to restate Management’s Report on Internal Control Over Financial Reporting as of March 26, 2011.

The Company intends to take steps to remedy this weakness through more thorough internal and external review of projections and assumptions underlying accounting judgments.  Further,the Company has added a new board member with accounting expertise.

The Company’s Audit Committee and management have discussed the matters set forth herein with Perry-Smith LLP, the Company’s former registered independent public accounting firm for the periods affected by the restatement as described above, and with Crowe Horwath LLP, the Company’s current registered independent public accounting firm.

On May 23, 2012, the Company issued a press release describing this event. A copy of the press release is filed as an exhibit to this report

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 23, 2012	GIGA-TRONICS INCORPORATED

By: /s/ JOHN R. REGAZZI John R. Regazzi Chief Executive Officer

Exhibit Index

Exhibit Number	Description

99.1	Press release issued by the Company on May 23, 2012.

5